Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE

Date:	December 5, 2008
Company:	Central Federal Corporation
2923 Smith Road
Fairlawn, Ohio 44333
Contact:	Mark S. Allio
Chairman, President and CEO
Phone:	330.576.1334	Fax:	330.666.7959
CENTRAL FEDERAL CORPORATION CLOSES $7.2 MILLION PREFERRED STOCK SALE
TO U.S. TREASURY DEPARTMENT
Fairlawn, Ohio — December 5, 2008 — Central Federal Corporation (NASDAQ: CFBK) announced today that it completed the sale of $7.2 million of preferred stock to the U.S. Treasury Department under the Capital Purchase Program.
Mark S. Allio, Chairman, President and CEO of Central Federal Corporation commented, “The new capital will strengthen our already solid capital base and provide us with increased flexibility to continue to serve our clients and communities”
In conjunction with the issuance of its senior preferred shares, the Company issued the U.S. Treasury a warrant to purchase 336,568 shares of Company common stock at $3.22 per share, which would represent an aggregate investment, if exercised, of $1.1 million in Company common stock.
About Central Federal Corporation and CFBank
Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892. CFBank has four full-service banking offices in Fairlawn, Calcutta, Wellsville and Worthington, Ohio. Additional information about CFBank’s banking services and the Company is available at www.CFBankOnline.com.

Forward-Looking Information
Certain statements contained in this release which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying those statements. Forward-looking statements involve risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) changes in political, economic or other factors such as inflation rates, recessionary or expansive trends, and taxes; (ii) competitive pressures; (iii) fluctuations in interest rates; (iv) the level of defaults and prepayments on loans made by CFBank; (v) unanticipated litigation, claims or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and (vii) regulatory changes. Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.